The Vantagepoint Funds
FYE 12/31/2005
Attachment Filed in Response to Form N-SAR Sub-Item 77P
Annual Expense Ratios
Ratio of
Fund Name	expenses to ANA

All-Equity Growth	0.16%
Long-Term Growth	0.14%
Traditional Growth	0.14%
Conservative Growth	0.15%
Savings Oriented	0.16%
Growth & Income	0.82%
Equity Income	0.89%
International	1.17%
US Government	0.59%
Short Term Bond	0.65%
Aggressive Opportunities	1.22%
Core Bond Class I	0.45%
Growth	0.94%
Overseas Equity Index Class I	0.95%
Mid/Small Company Index Class I	0.52%
Milestone Retirement Income	1.20%
Milestone 2010	0.62%
Milestone 2015	0.48%
Milestone 2020	0.67%
Milestone 2025	0.90%
Milestone 2030	1.75%
Milestone 2035	3.50%
Milestone 2040	5.49%